DESTINY MEDIA TECHNOLOGIES INC.

EMPLOYEE STOCK PURCHASE PLAN

1.       PURPOSE OF PLAN

1.1     Purpose of Plan. This Employee Stock Purchase Plan (the “Plan”) is created for the purpose of encouraging stock ownership by officers, directors and employees of Destiny Media Technologies Inc. and its subsidiaries (the “Company”) so that they may share in the growth of the Company by acquiring or increasing their proprietary interest in the Company.

2.       DEFINITIONS

2.1     Definitions. In this Plan, the following words and phrases shall have the following meanings:

(a)	“Board of Directors” means the Board of Directors of the Company.

(b)	“Company” means Destiny Media Technologies Inc.

(c)	“Compensation” means total compensation received by a Participant from the Company in accordance with the terms of employment during the applicable payroll period.

(d)	“Director” means a director of the Company or a subsidiary of the Company.

(e)	“Employee” means:

(i)

an individual who is considered an employee of the Company or a subsidiary of the Company under the Income Tax Act (Canada)(and for whom income tax, employment insurance and CPP deductions must be made at source);

(ii)

an individual who works full-time for the Company or a subsidiary of the Company providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source; or

(iii)

an individual who works for the Company or a subsidiary of the Company on a continuing and regular basis for a minimum amount of time per week (the number of hours should be disclosed in the submission) providing services normally provided by an employee and who is subject to the same control and discretion by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source.

(f)	“Exchange” means the TSX Venture Exchange.

(g)

“Officer” means a chair or vice-chair of the Board of Directors, a chief executive officer, chief financial officer, chief operating officer, president, vice-president, secretary, assistant secretary, treasurer or assistant treasurer of the Company or any of a subsidiary of the Company or an individual designated as an officer by a resolution of the Board of Directors or the constating documents of the Company.

(h)	“OTCBB” means the FINRA OTC Bulletin Board.

(i)	“Participants” has the meaning set out in section 3.1.

(j)	“Plan” means this Employee Stock Purchase Plan as amended, supplemented or restated.

(k)	“Plan Agent” means the agent appointed by the Company from time to time to administer the Plan.

(l)	“Shares” means shares of the Company’s common stock.

3.        PARTICIPATION IN THE PLAN

3.1     Participants. Any Officer, Director or Employee will be eligible to participate in the Plan. Eligible Officers, Directors and Employees who elect to participate in the Plan shall hereinafter be referred to as “Participants”.

3.2     Enrolment. A Participant may enter the Plan by providing written notice to the Company of the Participant’s intention to enrol in the Plan. In the written notice, the Participant shall specify his or her contribution amount as set out in section 5.1 of the Plan. Such authorization will take effect three weeks after the Company receives written notice and the Participant will be eligible as of the next practicable payroll period. Unless a Participant authorizes changes to his or her payroll deductions in accordance with section 5.3 or withdraws from the Plan, his or her deductions under the latest authorization on file with the Company shall continue from one payment period to the succeeding payment period as long as the Plan remains in effect.

3.3     Restrictions. The Company may deny the right to participate in the Plan to any Officer, Director or Employee if such participation would cause a violation of any applicable laws.

4.       THE PLAN AGENT

4.1     Administration of the Plan. The Company may, from time to time, appoint a Plan Agent to administer the Plan on behalf of the Company and the Participants, pursuant to an agreement between the Company and the Plan Agent which may be terminated by the Company or the Plan Agent in accordance with its terms.

4.2     Dealing in the Company’s Securities. The Plan Agent may, from time to time, for their own account or on behalf of accounts managed by them, deal in securities of the Company. The Plan Agent shall not deal in the Shares under this Plan unless in accordance with the terms of this Plan and shall not purchase for or sell to any account it is acting as principal.

4.3     Adherence to Regulation. The Plan Agent is required to comply with applicable laws, orders or regulations of any governmental authority which impose on the Plan Agent a duty to take or refrain from taking any action under the Plan and to permit any property authorized person to have access to and to examine and make copies of any records relating to the Plan.

4.4     Resignation of the Plan Agent. The Plan Agent may resign as Plan Agent under the Plan in accordance with the agreement between the Company and the Plan Agent, in which case the Company will appoint another agent as the Plan Agent.

5.       METHOD OF PAYMENT FOR CONTRIBUTIONS

5.1     Payroll Deduction. Participants, upon entering the Plan, shall authorize payroll deductions to be made for the purchase of Shares. A Participant may contribute, on a per pay period basis, between one percent (1%) to five percent (5%) of a Participant’s Compensation on each payday. All payroll deductions made by a Participant shall be credited to his or her account under the Plan. A Participant may not make any additional payments into such account.

5.2     Company Contribution. The Company will match each Participant’s contribution by contributing to the Plan an additional one hundred percent (100%) of the Participant’s payroll deduction. The Company’s matching contribution will be paid on Participant’s contributions made to the Plan. For purposes of determining the Company’s contribution in countries outside the United States, the U.S. dollar equivalent of the Participant’s contribution for any calendar year will be based on the exchange rate in effect on the payday.

5.3     Director Contribution. In event that a Director does not receive Compensation from the Company, a Director may contribute, on an annual basis, up to $12,500 of their own funds into the Plan. The Company will match each Director’s contribution by contributing an additional one hundred percent (100%) of the Director’s contributions.

5.4     Maximum Contributions. The maximum annual contributions of the Company under the Plan are in the aggregate of $200,000 (US) (the “Maximum Annual Contributions”). The Company will match contributions on a first come first serve basis with the Participants until it has reached its Maximum Annual Contributions. In the event that the Company reaches its Maximum Annual Contributions, the Participants will not be allowed to make any further purchases under the Plan.

5.5     Variation in Amount of Payroll Deduction. The Participant may authorize increases or decreases in the amount of payroll deductions. In order to effect such a change in the amount of the payroll deductions, the Company must receive a minimum of three weeks written notice of such change in the manner specified by the Company.

6.       PURCHASE OF SHARES UNDER THE PLAN

6.1     Purchase of Shares. Shares purchased under the Plan shall be purchased on the open market by the Plan Agent. As soon as practicable following each pay period, the Company shall remit the total contributions to the Plan Agent for the purchase of the Shares. The Plan Agent will then execute the purchase order and shall allocate Shares (or fraction thereof) to each Participant’s individual recordkeeping account. In the event the purchase of Shares takes place over a number of days and at different prices, then each Participant’s allocation shall be adjusted on the basis of the average price per Share over such period.

6.2     Commissions and Administrative Costs. Commissions relating to the purchase of the Shares under the Plan will be deducted from the total contributions submitted to the Plan Agent. The Company will pay all administrative costs associated with the implementation and operation of the Plan.

6.3     Shares to be held by Plan Agent. The Shares purchased under the Plan shall be held by the Plan Agent. Participants shall receive quarterly statements that will evidence all activity in the accounts that have been established on their behalf. Such statements will be issued by the Plan Agent. In the event a Participant wishes to hold certificates in his or her own name, the Participant must instruct the Plan Agent independently and bear the costs associated with the issuance of such certificates and pay, if required, a fee for each certificate so issued. Fractional Shares shall be liquidated on a cash basis only in lieu of the issuance of certificates for such fractional Shares upon the Participant’s withdrawal.

7.       SALE OF SHARES PURCHASED UNDER THE PLAN

7.1     Escrow. The Shares purchased under the Plan will be escrowed (the “Escrowed Shares”) by the Plan Agent for a period of twelve months from the date of such purchase (the “Escrow Period”).

7.2     Sale of Shares. Following the Escrow Period, each Participant may sell at any time all or any portion of the Shares acquired under the Plan and held by the Plan Agent by notifying the Plan Agent who will execute the sale on behalf of the Participant. The Participant shall pay commission and any other expenses incurred with regard to the sale of the Shares. All such sales of the Shares will be subject to compliance with any applicable federal or state securities, tax or other laws. Each participant assumes the risk of any fluctuations in the market price of the Shares.

8.       WITHDRAWAL FROM THE PLAN

8.1     Withdrawal. Upon the Company receiving three weeks written notice, a Participant may cease making contributions to the Plan at any time by changing his or her payroll deduction to zero. If the Participant desires to withdraw from the Plan by liquidating all or part of his or her shareholder interest, the Participant must contact the Plan Agent directly and he or she shall receive the proceeds from the sale less commission and other expenses on such sale.

9.      TERMINATION OF PARTICIPANTS RIGHTS

9.1    Termination. The Participant’s rights under the Plan will terminate when he or she ceases to be an eligible Participant due to retirement, resignation, death, termination or any other reason. A notice of withdrawal will be deemed to have been received from a Participant on the day of his or her final payroll deduction. If a Participant’s payroll deductions are interrupted by any legal process, a withdrawal notice will be deemed as having been received on the day the interruption occurs.

9.2    Disposition of Shares. In the event of the Participant’s termination under section 9.1, the Participant will be required to:

(a)	sell any shares then remaining in the Participant’s account;

(b)	transfer all remaining shares to an individual brokerage account; or

(c)	request the Company’s transfer agent to issue a share certificate to the Participant for any shares remaining in the Participant’s account.

        Notwithstanding the above, the Escrowed Shares will continue to be held in escrow by the Plan Agent until the expiry of the Escrow Period. Following the Escrow Period, the Participant will be required to dispose of his or her shares in accordance with this section 9.2.

9.3    Fractional Shares. Any fractional shares remaining in the Participant’s account will be sold and the proceeds will be sent to the Participant.

9.4    Failure to Notify. If the Participant does not do any of the options set out in section 9.2 within 30 days, the Participant will be sent a certificate representing his or her whole Shares. The Participant will also receive a check equal to your proceeds from the sale of your fractional shares, less applicable transaction and handling fees.

10.    MISCELLANEOUS

10.1  Regulatory Rules and Policies. This Plan and the purchase of the Shares are also subject to such other terms and conditions as are set out in the rules and policies of the Exchange, the OTCBB and any securities commission having authority and such rules and policies shall be deemed to be incorporated into and become part of this Plan. If there is an inconsistency between the provisions of such rules and policies and of this Plan, the provisions of such rules and policies shall govern.

10.2  Termination or Amendment of the Plan. Subject to regulatory or Exchange approval, the Board of Directors may amend, suspend, in whole or in part, or terminate the Plan upon notice to the Participants without their consent or approval. If the Plan is terminated, the Plan Agent will send to each Participant a certificate for whole Shares under the Plan together with payment for any fractions of such Shares, and return all payroll deductions not used in the purchase of the shares. If the Plan is suspended, the Plan Agent will make no purchase of the Shares following the effective date of such suspension.

10.3  Assignment. A Participant may not assign his or her right to participate in this Plan.

10.4  Governing Law. This Plan shall be governed by, and construed in accordance with, the laws of British Columbia.

10.5  Shareholder Approval. This Plan is subject to the shareholders of the Company ratifying the Plan at the Company’s next Annual General Meeting (“AGM”). In the event that Shares are purchased under the Plan prior to the Company’s AGM and the shareholders do not ratify the Plan at the Company’s AGM, the Plan shall terminate immediately and each Participant shall reimburse the Company, within 90 days of such termination, for any contributions made by the Company prior to the AGM.